CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-251098 on Form S-8 of Carter Bankshares, Inc. and Subsidiaries of our report dated March 11, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

    Crowe LLP

Washington, D.C.
March 11, 2022